Exhibit 10.6

October 30, 2009

Mr. John R. Chiminski

14 Schoolhouse Road

Somerset, NJ 08873

Dear John:

As you are aware, in connection with your employment with PTS Holdings Corp. (together with its successors and assigns, “PTS”) and Catalent Pharma Solutions, Inc. (together with its successors and assigns, “Catalent”) you entered into an employment agreement, dated as of February 23, 2009 (the “Employment Agreement”), which sets forth the terms and conditions of such employment, including the obligation to purchase shares of common stock of PTS (“PTS Shares”). Section 12(d) of the Employment Agreement provides that the Employment Agreement may not be altered, modified or amended except by written instrument signed by you, PTS and Catalent.

As you are aware, on March 17, 2009, as required pursuant to the terms of the Employment Agreement, you purchased 100 PTS Shares at a purchase price of $1,000 per share for an aggregate purchase price of $100,000, based on a mutual understanding, prior to receipt of the valuation of Catalent’s consolidated equity as of March 31, 2009 (the “Valuation”), that (x) $1,000 represented the fair market value of a PTS Share on the date of purchase and (y) you would buy $100,000 worth of PTS Shares. However, based upon the Valuation, we have mutually agreed that the fair market value per PTS Share as of the March 17, 2009 date of purchase was $750 per share. Consequently, PTS hereby agrees to refund to you $25,000 (the excess of your $100,000 purchase price over the fair market value of the 100 PTS Shares purchased by you) and you hereby agree, upon receipt of such amount, (i) to immediately reinvest $25,000 in PTS by purchasing an additional 33.33 PTS Shares at a purchase price of $750 per share by delivery of a cashier’s check or certified check, by wire transfer in immediately available funds or by other means mutually agreed upon by the parties (subject to the terms and conditions of the Management Equity Subscription Agreement made as of March 17, 2009 by and between PTS and you, as it may be amended or supplemented thereafter from time to time (the “MESA”) and the Securityholders Agreement dated as of May 7, 2007 among PTS and the other parties thereto, as it may be amended or supplemented thereafter from time to time (the “Securityholders’ Agreement”) ) and (ii) within thirty (30) days following such purchase, to provide PTS with a copy of a completed and filed election with respect to such PTS Shares under Section 83(b) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder in the form previously submitted to PTS in connection with the March 17, 2009 purchase. In addition, in connection with such purchase, you hereby reaffirm and acknowledge the investment representations and covenants contained in the MESA. Notwithstanding anything in the MESA to the contrary, such PTS Shares shall be treated as Shares (as defined in the MESA) purchased on the Closing Date (as defined in the MESA) for purposes of Section 4.3 of the MESA.

In addition to the foregoing, it has been determined that your obligation pursuant to Sections 4(a) and 5(d) of the Employment Agreement to make additional purchases of PTS Shares at $1,000 per PTS Share will be modified to require purchases at $750 per PTS Share.

Any such additional PTS Shares purchased by you pursuant to the terms of this letter agreement or the Employment Agreement shall be subject to the terms and conditions set forth above, as well as the MESA and the Securityholders’ Agreement.

Except as expressly set forth above, the Employment Agreement, the MESA and the Securityholders’ Agreement shall remain in full force and effect.

This letter agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without regards to conflicts of laws principles thereof.

This letter agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

PTS HOLDINGS CORP.

By:	/s/ George L. Fotiades
Name:
Title:

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ George L. Fotiades
Name:
Title:

Accepted and Agreed

/s/ John R. Chiminski
John R. Chiminski